SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2007

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware

0-25581

06-1528493

(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code

(203) 299-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2007, priceline.com Incorporated (the “Company”) granted Stef Norden, the President and Chief Executive Officer of priceline.com International Limited (“Priceline Europe”), and Jan Docter, a Director of the Company and consultant to Booking.com B.V., twenty-five thousand (25,000) and five thousand (5,000) performance share units, respectively, under the priceline.com 1999 Omnibus Plan, as amended, a stockholder approved plan (the “Plan”). The performance share units are payable in shares of the Company’s common stock. The performance share units will vest upon Priceline Europe’s attainment of certain performance targets based on Priceline Europe’s cumulative adjusted EBITDA during the period commencing on January 1, 2008 and ending on December 31, 2010. Subject to certain exceptions for terminations related to a change in control and terminations other than for cause or on account of death or disability, Messrs. Norden and Docter must continue their respective service  through March 1, 2011 in order to receive any shares of the Company’s common stock.

The Company may, from time to time in the future, grant performance share unit awards to its other non-U.S. executive officers under the Plan with the terms that are substantially similar to those set forth in the attached form of agreement.

This summary of the terms of the grant is qualified in its entirety by the performance share unit agreement, the form of which is attached hereto as exhibit 10.1 and is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1+	Form of Performance Share Unit Agreement for awards to non-U.S. executive officers under the 1999 Omnibus Plan, as amended.

+ Portions of this document have been omitted pursuant to a confidential treatment request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod Jr.
Robert J. Mylod Jr.
Chief Financial Officer

Dated:  December 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1+	Form of 2007 Performance Share Unit Agreement for awards to non-U.S. executive officers under the 1999 Omnibus Plan, as amended.

+ Portions of this document have been omitted pursuant to a confidential treatment request.